Service with Energy

—NEWS RELEASE—

To:	Business Wire, Daily Papers, Trade Press,	For: Immediate Release
Financial and Securities Analysts

Contacts:	Todd Hornbeck, CEO	(985) 727-6800
	Jim Harp, CFO	(985) 727-6802

Hornbeck Offshore Reports First Quarter 2004 Results,

Completion of IPO with Partial Exercise of “Greenshoe” and

Construction of Additional Double-Hulled Tank Barge

New Orleans, Louisiana — (BUSINESS WIRE) — May 6, 2004

First Quarter Results

Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today that revenues for the quarter ended March 31, 2004 increased 14.7% to $31.3 million compared to $27.3 million for the same quarter in 2003. Operating income was $8.8 million or 28.2% of revenues for the first quarter of 2004, compared to $10.4 million or 37.9% of revenues for the same quarter in 2003. First quarter 2004 net income was $2.3 million, or $0.15 per diluted share, compared to net income of $4.3 million, or $0.35 per diluted share for the first quarter of 2003. However, net income for the first quarter 2003 included a $0.7 million pre-tax gain on disposition of a tank barge, or $0.04 per diluted share after taxes.

Management Discussion

The primary reason for the higher revenues in the first quarter of 2004 compared to the first quarter of 2003 was the increase in the size of the Company’s fleet by an average of nine new generation offshore supply vessels (“OSVs”). The incremental revenues from these nine new vessels were offset, in part, by a decrease in the average dayrate and utilization of the Company’s other OSVs due to soft market conditions in the U.S. Gulf of Mexico and, to a lesser degree, a higher level of drydocking activity in the Company’s OSV segment. Operating costs, including depreciation and amortization expense, increased by a combined $5.5 million, primarily related to the increase in the OSV fleet size compared with the same quarter a year ago. Net income was also impacted by higher net interest expense in the first quarter of 2004 because of lower capitalized interest resulting from having fewer vessels under construction and a higher average balance outstanding under the Company’s revolving credit facility during the first quarter of 2004 compared to the first quarter of 2003. Capitalized interest related to new vessel construction was $0.4 million in the first quarter of 2004 compared to $0.9 million in the first quarter of 2003. During the first quarter of 2004, the Company expended $3.3 million for drydocking-related expenses for vessels and $5.9 million for new vessel construction, before allocation of construction period interest.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Todd Hornbeck, President and CEO, stated, “Our financial results for the first quarter reflect the complementary aspects of our two business segments. Although OSV dayrates and utilization in the U.S. Gulf of Mexico remained challenging for the quarter, the northeastern United States experienced one of its coldest winters since the late 1970s. The resulting strong seasonal upturn in our tug and tank barge segment produced a record high utilization rate for our barge fleet of 91%, which was the primary reason we were able to exceed the guidance that we gave on our last conference call. We believe that we are well positioned to capitalize on the exciting macro-fundamental trends that are affecting each of our business segments – increasing sources of demand for new generation OSVs and the effects of OPA ‘90.”

OSV Segment. The Company placed its fourth newly constructed 240 ED class OSV in service on March 3, 2004. The increase in first quarter 2004 revenues over the prior year quarter was comprised primarily of incremental revenue from this new vessel plus nine other vessels that were constructed or acquired during calendar 2003. The increase in first quarter 2004 operating costs and depreciation expense for the OSV segment over the year-ago quarter was primarily related to the incremental contribution of such vessels.

Hornbeck continued, “While our OSV segment operating margins were down 7% from the fourth quarter of 2003 due primarily to soft market conditions, we continued to outperform the reported industry average utilization and day rates for new generation equipment. One other factor that impacted our OSV operating margins was a decline in utilization resulting from our accelerated drydock calendar in the first quarter of 2004. We did this to better position our fleet to take advantage of a potential recovery in market conditions later this year. We remain optimistic about the prospects for a tightening in the U.S. Gulf of Mexico new generation OSV market.”

Tug and Tank Barge Segment. Revenues for the first quarter of 2004 were up 11% over the same period in 2003. The 5% decrease in the first quarter 2004 operating margin over the year-ago quarter resulted primarily from increased drydocking amortization related to vessels recertified during the last nine months of 2003. In addition, net income for this segment for the year-ago quarter included a pre-tax gain on disposition of the Energy 5502 of $0.7 million.

Hornbeck added, “In contrast to our OSV segment, our operating margins in our tug and tank barge segment were up 9% over the fourth quarter, largely on the strength of a full quarter of winter conditions that were much colder than average. Looking forward, we expect our tug and tank barge segment to revert back to normal seasonal levels, with reasonable optimism for a good summer driving season based on an improving U.S. economy.”

Recent Developments

Reverse Stock Split. On March 5, 2004, prior to the initial public offering (“IPO”) of its common stock, the Company effected a 1-for-2.5 reverse stock split that caused the number of its outstanding shares of common stock to decrease from 36.3 million to 14.5 million. For all periods, the share amounts and per share data reflected throughout this press release have been adjusted to give effect to the reverse stock split.

Completion of IPO with Partial Exercise of “Greenshoe.” On March 31, 2004, the Company completed its IPO of 6,000,000 shares of common stock, which generated gross proceeds of $78.0 million. In addition, on April 28, 2004, the Company issued an additional 126,400 shares of its common stock to its underwriters pursuant to a partial exercise of the IPO over-allotment option (“Greenshoe”) to purchase additional shares, which resulted in incremental gross proceeds to the Company of approximately $1.6 million. Pending other uses described in the prospectus for the IPO, the aggregate net proceeds from the IPO of approximately $72.9 million were used, in part, to pay-off the outstanding balance of the Company’s revolving credit facility at quarter-end. As of March 31, 2004, Hornbeck had cash of $42.7 million and long-term debt of $172.8 million. As of today, the Company’s total basic shares and diluted shares outstanding are 20.8 and 21.3 million, respectively. Using the treasury method and the assumed price per share discussed below, the weighted average basic and diluted shares outstanding for the second quarter and full calendar year 2004 would be 20.7 million and 21.3 million, and 19.3 million and 19.8 million, respectively. All of the foregoing diluted share figures were calculated using the IPO price of $13.00 per share as an assumed constant price for all applicable periods. The actual amount of diluted shares for any given period will vary based on the weighted average fair market value per share of Hornbeck’s common stock for such periods.

Construction of Additional Double-Hulled Tank Barge. On April 30, 2004, Hornbeck exercised the first of its three fixed-price shipyard options with Manitowoc Marine Group, L.L.C., a subsidiary of The Manitowoc Company, Inc. (NYSE:MTW), for the construction of one additional double-hulled tank barge. This will be the third vessel to be constructed under the Company’s current tank barge newbuild program, which is based on a proprietary new design developed in-house by Hornbeck.

Hornbeck commented, “As expected, since we announced our double-hulled tank barge newbuild program in November of last year, we have seen a substantial increase in customer demand for new double-hulled tonnage for long-term contract opportunities at attractive economics. As we’ve discussed on prior calls, we are committed to meeting the evolving needs of our customers for new generation marine equipment in both of our business segments.”

Conference Call

The Company will hold a conference call to discuss its first quarter 2004 financial results and recent developments at 9:00 a.m. (Central Time) today, May 6, 2004. To participate in the call, callers in the United States/Canada can dial toll-free (800) 642-9816 and international callers can dial (706) 679-3206. The conference ID for all callers is 7003243. In addition, a live audio webcast of the call will be available on the “IR Home” page under the “Investors” section of the Company’s website.

An archived version of the call will be available for replay beginning at 12:00 noon (Central Time) today, May 6, 2004 and ending at midnight Thursday, May 13, 2004. To access the replay, the toll-free number for callers in the United States is (800) 642-1687 while the number for international callers is (706) 645-9291. The conference ID for all callers is 7003243. An archived version of the audio webcast will be available on the Company’s website for a period of 30 days after the call.

Hornbeck Offshore Services, Inc. (NYSE:HOS) is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges in the northeastern U.S. and in Puerto Rico. Additional Company information is available at its website at www.hornbeckoffshore.com under the captions, “News” and “Investors.”

Forward-Looking Statements and Regulation G Reconciliation

This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events. Accuracy of the assumptions, expectations and projections depend on events that change over time and are thus susceptible to periodic change based on actual experience and new developments. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this press release hereafter to reflect the occurrence of any events or circumstances or any changes in our assumptions, expectations and projections, except to the extent required by applicable law. Additionally, important factors that might cause future results to differ from these assumptions, expectations and projections include industry risks, oil and natural gas prices, economic and political risks, weather related risks, regulatory risks, and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission.

This press release also contains the non-GAAP financial measure of Earnings before Interest, Taxes, Depreciation, and Amortization, or EBITDA. As required by the rules and regulations of the Securities and Exchange Commission, reconciliations of this financial measure to the most directly comparable GAAP financial measure are provided in this press release. Management’s opinion regarding the usefulness of such measures to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form
10-K filed with the Securities and Exchange Commission.

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04-005

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003
Statement of Operations (unaudited):
Revenues	$31,347	$29,240	$27,347
Operating expenses	14,351	12,965	10,474
Depreciation and amortization	5,207	5,156	3,621
General and administrative expenses	2,960	2,686	2,894

Total operating expenses	22,518	20,807	16,989

Operating income	8,829	8,433	10,358
Interest expense	(5,145)	(5,145)	(4,217)
Interest income	38	38	72
Other income (expense), net [1]	(10)	9	706

Income before income taxes	3,712	3,335	6,919
Income tax expense	(1,374)	(1,267)	(2,629)

Net income	$2,338	$2,068	$4,290

Basic net income per share of common stock	$0.16	$0.14	$0.35

Diluted net income per share of common stock	$0.15	$0.14	$0.35

Weighted average basic shares outstanding [2]	14,920	14,528	12,122

Weighted average diluted shares outstanding [2]	15,304	14,748	12,344

Other Operating Data (unaudited):

Offshore Supply Vessels:
Average number	22.3	22.0	13.2
Average utilization rate [3]	78.4%	85.5%	89.7%
Average dayrate [4]	$9,629	$9,769	$12,397

Tugs and Tank Barges:
Average number of tank barges	16.0	16.0	15.5
Average fleet capacity (barrels)	1,156,330	1,156,330	1,111,264
Average barge size (barrels)	72,271	72,271	71,515
Average utilization rate [3]	91.2%	76.1%	83.4%
Average dayrate [5]	$11,503	$10,537	$11,442

	As of March 31, 2004	As of December 31, 2003
Balance Sheet Data (unaudited):
Cash and cash equivalents	$42,677	$12,899
Working capital	49,912	17,698
Property, plant and equipment, net	321,557	316,715
Total assets	397,812	365,242
Total long-term debt	172,777	212,677
Stockholders’ equity	187,417	112,395

[1]	Represents other income and expenses, including gains or losses on disposition of assets, foreign currency exchange gains or losses and minority interests in income or loss from unconsolidated entities.

[2]	On March 31, 2004, the Company issued an additional 6,000,000 shares of common stock pursuant to its IPO, which resulted in 20,647,814 basic shares outstanding on the close of business on March 31, 2004.

[3]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.
[4]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.

[5]	Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Other Operating and Per Share Data)

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003
Other Financial Data (unaudited):

Offshore Supply Vessels:
Revenues	$15,565	$17,279	$13,172
Operating income	$4,793	$6,491	$6,050
Operating margin	30.8%	37.6%	45.9%
Net income	$349	$1,485	$1,664
Plus:
Interest expense	4,149	4,134	3,391
Income tax expense	245	910	1,019
Depreciation and amortization	2,919	2,833	1,860

EBITDA [6]	$7,662	$9,362	$7,934

Tugs and Tank Barges:
Revenues	$15,782	$11,961	$14,175
Operating income	$4,036	$1,942	$4,308
Operating margin	25.6%	16.2%	30.4%

Net income	$1,989	$583	$2,626
Plus:
Interest expense	996	1,011	826
Income tax expense	1,129	357	1,610
Depreciation and amortization	2,288	2,323	1,761

EBITDA [6]	$6,402	$4,274	$6,823

Total:
Revenues	$31,347	$29,240	$27,347
Operating income	$8,829	$8,433	$10,358
Operating margin	28.2%	28.8%	37.9%

Net income	$2,338	$2,068	$4,290
Plus:
Interest expense	5,145	5,145	4,217
Income tax expense	1,374	1,267	2,629
Depreciation and amortization	5,207	5,156	3,621

EBITDA [6]	$14,064	$13,636	$14,757

[6]	In March 2003, the Securities and Exchange Commission (SEC) adopted rules regulating the use of non-GAAP financial measures, such as EBITDA, in filings with the SEC, disclosures and press releases. These rules require non-GAAP financial measures to be presented with and reconciled to the most nearly comparable financial measure calculated and presented in accordance with GAAP.

EBITDA consists of earnings (net income) before interest expense, provision for income taxes, depreciation and amortization. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

Refer to the Company’s Annual Report on Form 10-K most recently filed with the SEC, a copy of which is available on the “SEC Filings” page under the “Investors” section of the Company’s website for a description of how management uses, and why we believe that investors use, EBITDA in evaluating the Company’s operating performance.